Exhibit 3.2
CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS
of
SERIES A CONVERTIBLE PREFERRED STOCK
of
GLOBAL EMPLOYMENT HOLDINGS, INC.
(Pursuant to Section 151 of the
Delaware General Corporation Law)
     Global Employment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation, as amended and restated through the date hereof (the “Certificate of Incorporation”), and Bylaws, as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:
I. DESIGNATION AND AMOUNT
     The designation of this series, which consists of 12,750 shares of Preferred Stock, is the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and the face amount shall be $1,000 per share (the “Face Amount”).
II. CERTAIN DEFINITIONS
     For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:
     A. “Bloomberg” means Bloomberg Financial Markets.
     B. “business day” means any day, other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.
     C. “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.
     D. “Change of Control Notice” means a written notice from the Corporation to each holder of Series A Preferred Stock informing such holder that the Corporation intends to undertake a transaction that will constitute a Change of Control, which notice shall be delivered to such holders at least 45 days before the consummation of the transaction that will result in the Change of Control, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto (or, with respect to a tender offer, or a change in the Board of Directors, if the Corporation is unable to comply with this time requirement because of the nature of the Change of Control, as soon as the Corporation reasonably believes that the Change of Control is to be consummated); provided, however, that the Corporation shall publicly announce the material terms pursuant to which it will effect the transaction that will constitute the Change of Control prior to, or simultaneously with, its delivery of such notice; and, provided further, that if the terms of the Change of Control change materially from those set forth in the Change of Control Notice, the Corporation shall deliver a new Change of Control Notice and any time period provided for in this Certificate of Designation calculated by reference to the receipt or delivery of a Change of Control Notice shall be calculated instead by reference to the date such new Change of Control Notice is received or delivered, as applicable.
     E. “Change of Control Premium” means the percentage in the following table that equals the amount set forth opposite the period during which a Change of Control Notice was delivered to the holders of the Series A Preferred Stock or was otherwise required to be delivered to the holders of the Series A Preferred Stock.

%	Period
20%	Up to and including 540 days from the Issuance Date

15%	541 days to 1,260 days from the Issuance Date

10%	1,261 days to 1,800 days from the Issuance Date

5%	1,801 days from the Issuance Date to the Maturity Date.
     F. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the Eligible Market that is the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for such security as of a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Required Holders, with the costs of such appraisal to be borne by the Corporation. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.
     G. “Common Stock” means the common stock, par value $0.01 per share, of the Corporation (as such common stock exists on the Issuance Date, or any other shares of capital stock or other securities of the Corporation into which such common stock is thereafter changed or reclassified). The Corporation’s shares of Class A Common Stock and Class B Common Stock shall convert, automatically and without further action of the Corporation, into an equal number of shares of Common Stock immediately after the payment of certain one-time special dividends to be paid to the holders of the Corporation’s Class A Common Stock and Class B Common Stock as disclosed in writing in the Securities Purchase Agreement (as defined herein) and the schedules thereto.
     H. “Conversion Date” means, for any Optional Conversion or Change of Control Conversion (as defined in Articles V.A and V.B below, respectively), the date specified in the notice of conversion in the form attached hereto as Exhibit A (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is delivered by confirmed facsimile (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so delivered before such time, then the Conversion Date shall be the date the holder so delivers the Notice of Conversion to the Corporation.
     I. “Conversion Price” means $5.75 and shall be subject to adjustment as provided herein.
     J. “Convertible Securities” means securities or other instruments (other than Options) which are convertible into or exercisable or exchangeable for shares of Common Stock.
     K. “Default Cure Date” means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article VII.A, the date the Corporation effects the conversion of the full number of shares of Series A Preferred Stock that are the subject of the applicable Conversion Default, (ii) with respect to a Conversion Default described in clause (ii) of Article VII.A, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of Series A Preferred Stock that are the subject of the applicable Conversion Default in accordance with Article V, or (iii) with respect to either type of a Conversion Default, the date on which the

Corporation redeems shares of Series A Preferred Stock held by such holder pursuant to Article VII.A.
     L. “Eligible Market” means the Principal Market, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, Inc. or the American Stock Exchange.
     M. “Excluded Issuance” means (i) the issuance of Common Stock upon the exercise or conversion of any Options or Convertible Securities that are outstanding on the day immediately preceding the Subscription Date (as defined below) and disclosed in Schedule 3(n) to the Securities Purchase Agreement in accordance with the terms of such Options or Convertible Securities as of such date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date without the consent of the Required Holders; (ii) the issuance of Common Stock upon the conversion of the Corporation’s Class A Common Stock and Class B Common Stock as disclosed in writing in the Securities Purchase Agreement (as defined herein) and the schedules thereto; (iii) the grant of options to purchase Common Stock or other stock-based awards or sales, with exercise or purchase prices not less than the market price of the Common Stock on the date of grant or issuance, which are issued or sold to employees, officers, directors or consultants of the Corporation for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan approved by the Corporation’s Board of Directors, and the issuance of Common Stock upon the exercise thereof; (iv) the issuance of Common Stock upon the conversion of the Series A Preferred Stock or exercise of the Warrants; (v) any issuance of Common Stock pursuant to, or upon conversion or exercise of any security issued as part of, the Other Financing (as defined in the Securities Purchase Agreement), provided that the terms of such securities are not amended, modified or changed after the Subscription Date without the consent of the Required Holders; and (vi) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s length basis, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital.
     N. “Fundamental Transaction” means:
          (i) a transaction or series of related transactions pursuant to which the Corporation:
               (a) sells, conveys or disposes of all or substantially all of its assets determined on either a quantitative or qualitative basis (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);
               (b) merges or consolidates with or into, or engages in any other business combination with, any other person or entity, in any case that results in the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of 50% or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction; or
               (c) sells or issues, or any of its stockholders sells or transfers, any securities to any person or entity, or the acquisition or right to acquire securities by any person or entity, in either case acting individually or in concert with others, such that, following the consummation of such transaction(s), such person(s) or entity(ies) (together with their respective affiliates, as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) would own or have the right to acquire greater than 50% of the outstanding shares of Common Stock (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all Purchase Rights then outstanding);
          (ii) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or
          (iii) any event, transaction or series of related transactions that results in individuals serving on the Board of Directors on the Issuance Date (the “Incumbent Board“) ceasing for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Issuance Date whose appointment, election, or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation) shall be considered as though such person were a member of the Incumbent Board;
     O. “Issuance Date” means the date on which shares of the Series A Preferred Stock are issued and delivered by the Corporation under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein, dated as of March 31, 2006 (the “Securities Purchase Agreement”), pursuant to which the Corporation agrees to issue, and such purchasers agree to purchase, shares of Series A Preferred Stock upon the terms and conditions stated therein.
     P. “Junior Securities” is defined in Article IX.
     Q. “Make-Whole Amount” means (i) with respect to any redemption pursuant to Articles VI.B, VII.A or VIII hereof, the Present Value of Premium that would have accrued from the date of redemption through the Maturity Date and (ii) with respect to any Optional Conversion that occurs following a Redemption Event as contemplated by Article V.C. hereof, the Present Value of the Premium that would have accrued from the applicable Conversion Date through the Maturity Date.
     R. “Maturity Date” means the seventh anniversary of the Issuance Date.
     S. “Notes” means the Corporation’s Senior Secured Convertible Notes, issued pursuant to the Notes Securities Purchase Agreement, dated as of March 31, 2006, by and between the Corporation and the investors named therein.
     T. “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
     U. “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an

Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
     V. “Pari Passu Securities” is defined in Article IX.
     W. “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.
     X. “Premium” means an amount per share equal to .08x(N/365)x(the Face Amount), where “N” means the number of days from the Issuance Date.
     Y. “Present Value of Premium” for any period means an amount of Premium that, but for a conversion or redemption, would have accrued with respect to the Series A Preferred Stock for the period from the Conversion Date or the date of redemption pursuant to Articles VI.B, VII.A or VIII hereof, as applicable, through the Maturity Date, discounted to the present value of such Premium using a discount rate equal to the applicable Treasury Yield.
     Z. “Principal Market” means the National Association of Securities Dealers, Inc.’s OTC Bulletin Board.
     AA. “Purchase Rights” means Options, Convertible Securities or other rights to purchase Common Stock, warrants (including, without limitation, the Warrants), securities or other property.
     BB. “Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 31, 2006, by and among the Corporation and the initial purchasers of the Series A Preferred Stock.
     CC. “Required Conversions” has the meaning given in the Securities Purchase Agreement.
     DD. “Required Holders” means the holders of 66-2/3% of the then outstanding shares of Series A Preferred Stock.
     EE. “Special Dividend” has the meaning given in the Securities Purchase Agreement.
     FF. “Subscription Date” means March 31, 2006.
     GG. “Successor Entity” means the Person, which may be the Corporation, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.
     HH. “Trading Day” means any day on which trading in the Common Stock is reported on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the Eligible Market that is the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).
     II. “Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the applicable conversion or redemption date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the time period for which the present value is being determined; provided, however, that if the time period for which the present value is being determined or to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if, in the case of the Maturity Date, such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
     JJ. “Warrants” means the warrants issued by the Corporation to the initial holders of Series A Preferred Stock pursuant to the Securities Purchase Agreement.
III. DIVIDENDS
     The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock shall not be entitled to receive dividends on the Series A Preferred Stock. Except for the Special Dividend, in no event, so long as any Series A Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid, nor shall any distribution be made, upon any Pari Passu Securities or any Junior Securities, nor shall any shares of Pari Passu Securities or Junior Securities be purchased or redeemed by the Corporation nor shall any money be paid to or made available for a sinking fund for the purchase or redemption of any Pari Passu Securities or Junior Securities (other than a distribution of Pari Passu Securities or Junior Securities or pursuant to the Required Conversions), without, in each case, the written consent of the Required Holders.
IV. PAYMENT OF PREMIUM
     The Premium shall accrue and be payable with respect to each share of Series A Preferred Stock outstanding upon the earlier of (a) any conversion of such share of Series A Preferred Stock into Common Stock pursuant to Article V hereof and (b) any redemption of such share of Series A Preferred Stock pursuant to Articles VI.B, VII.A or VIII hereof. Payment of the Premium shall be made (x) in the event of a payment obligation pursuant to clause (a) of this Article IV, in such number of shares of Common Stock determined by dividing the accrued Premium thereon by the Conversion Price in effect immediately prior to such conversion, and (y) in the event of a payment obligation pursuant to clause (b) of this Article IV, in cash by wire transfer of immediately available funds.
V. CONVERSION
     A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Article XV, each holder of shares of Series A Preferred Stock may, at its option, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula (the “Optional Conversion Formula”):
Face Amount + Premium
Conversion Price
     B. Conversion upon Change of Control. Upon receipt of a Change of Control Notice, each holder of shares of Series A Preferred Stock may, at its option, at any time and from time to time during the period (the “Change of Control Period”) beginning after the holder’s receipt of such Change of Control Notice and ending on the date that is 15 Trading Days after the later of the consummation of the Change of Control or delivery of the Change of Control Notice, convert (a “Change of Control Conversion”) each of its shares of Series A Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the Optional Conversion Formula, plus a cash payment equal to the Redemption Price calculated in accordance with Article VIII.B(ii), less the Face Amount of the Series A Preferred Stock so converted.
     For all purposes other than determining the number of shares of Common Stock, or number of shares of Common Stock plus cash, issuable upon a Change of Control Conversion, a Change of Control Conversion shall be treated as an Optional Conversion under this Certificate of Designation.
     C. Additional Payment. Upon any Optional Conversion that occurs following the occurrence of a Redemption Event (as defined in Article VIII.A hereof, but excluding a Redemption Event described in Article VIII.A(x) hereof), the holder of Series A Preferred Stock converting shares of Series A Preferred Stock pursuant to such Optional Conversion shall be entitled to receive on the Conversion Date, in addition to any other amounts called for herein, an amount in cash equal to the Make-Whole Amount with respect to the shares of Series A Preferred Stock subject to such Optional Conversion.
     D. Mechanics of Conversion. In order to effect an Optional Conversion or a Change of Control Conversion, a holder shall deliver by confirmed facsimile (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Chief Financial Officer). Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via confirmed facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.

          (i) Delivery of Common Stock Upon Conversion. Upon delivery of a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such delivery (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Preferred Stock not being converted, if any. The holder shall not be required to deliver an original certificate representing the Series A Preferred Stock being converted (the “Preferred Stock Certificate”) in order to effect a conversion. Execution and delivery of the Notice of Conversion with respect to less than all of the shares represented by a Preferred Stock Certificate shall have the same effect as cancellation of the original Preferred Stock Certificate and issuance of a new Preferred Stock Certificate evidencing the remaining number of shares of Series A Preferred Stock. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor are not required to bear a legend pursuant to Section 2(g) of the Securities Purchase Agreement, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion, which certificates shall not bear any restrictive legend so long as the certificate is not required to bear such a legend pursuant to Section 2(g) of the Securities Purchase Agreement. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.
          (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A Preferred Stock.
          (iii) No Fractional Shares. If any conversion of Series A Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sale Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.
          (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within one business day of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than five business days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.
          (v) Payment of Accrued Amounts. Upon conversion of any shares of Series A Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (other than Premium, which shall be payable in shares of Common Stock in accordance with Article V hereof) or the Registration Rights Agreement through and including the Conversion Date shall be paid in cash by the Corporation.
VI. RESERVATION OF SHARES OF COMMON STOCK
     A. Reserved Amount. On or prior to the Issuance Date, the Corporation shall reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to 130% of the number of shares of Common Stock issuable upon full conversion of all shares of Series A Preferred Stock and full exercise of all Warrants on such date and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the “Reserved Amount”) shall at all times be sufficient to provide for (1) the full conversion of all of the Series A Preferred Stock outstanding, together with all accrued Premium as of such date, at the then-current Conversion Price thereof, (2) the full exercise of the Warrants outstanding at the then-current exercise price thereof and (3) the issuance of any additional shares of Common Stock issuable on conversion of the Series A Preferred Stock or exercise of any Warrants, including on account of anti-dilution or other adjustments, payments of Premium or otherwise, in each case, without giving effect to the limitations contained in Article XV hereof or in Section 10 of the Warrants (the aggregate number of shares described in clauses (1), (2) and (3) being hereafter referred to as the “Required Reserved Shares”). The Reserved Amount shall be allocated among the holders of Series A Preferred Stock and the Warrants as provided in Article XVI.C of this Certificate of Designation and Section 1 (g) of the Warrants.
     B. Increases to Reserved Amount. If at any time the Reserved Amount shall be less than 100% of the Required Reserved Shares (an “Authorized Share Failure”), then the Corporation shall immediately take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve a number of shares of Common Stock equal to 130% of the Required Reserved Shares. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Corporation shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. In lieu of holding a meeting of its stockholders, the Corporation may obtain stockholder approval of the increase in the number of authorized shares of Common Stock by written consent in lieu of meeting to the extent permitted by law and the rules of any Eligible Market upon which the Common Stock is then traded. If the Corporation fails to remedy any Authorized Share Failure within 60 days after the date on which such Authorized Share Failure occurs, then the Corporation shall immediately notify the holders of Series A Preferred Stock of such occurrence and each holder of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B(i)), a number of the holder’s shares of Series A Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder’s Reserved Amount allocable to the Series A Preferred Stock held by such holder is at least equal to 130% of the number of shares of Common Stock issuable upon conversion of such holder’s shares of Series A Preferred Stock, together with all accrued Premium as of such date, at the then-current Conversion Price thereof. If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.
VII. FAILURE TO SATISFY CONVERSIONS
     A. Conversion Defaults. If, at any time, (i) a holder of shares of Series A Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder’s allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in Article VI) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of freely tradable shares of Common Stock to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series A Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue freely tradable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder’s allocated portion of the Reserved Amount) (each of (i) and (ii) being a “Conversion Default”), then the holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder’s outstanding shares of Series A Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VIII.B(i)). If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VIII.C.
     B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions for any reason expressly authorized under this Certificate of Designation, if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VIII.A(iii) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the “Sold Shares”) that such holder anticipated receiving upon such conversion (a “Buy-In”), the Corporation shall pay such holder, in addition to any other remedies available to the holder, the amount by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the unlegended shares of

Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VII.B.
VIII. REDEMPTION DUE TO CERTAIN EVENTS;
REDEMPTION AT MATURITY
     A. Redemption by Holder. In the event (each of the events described in clauses (i)-(xiii) below after expiration of the applicable cure period (if any) being a “Redemption Event”):
          (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock) is not listed for trading on the Principal Market within 60 days after the earlier to occur of (a) the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement) or (b) the Effective Date (as defined in the Registration Rights Agreement) or is suspended from trading on any of, or is not listed (and authorized) for trading on at least one Eligible Market for a period of five consecutive days or for an aggregate of 10 or more days in any 365-day period after the date on which the Common Stock is first approved for trading on such Eligible Market;
          (ii) the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement (the “Registration Statement”) has not been declared effective by the 60th day following the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement) or such registration statement, after being declared effective, cannot be utilized by the holders of Series A Preferred Stock for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement) for a period of 10 consecutive days or for an aggregate of more than 30 days in any 365-day period (other than days during an Allowable Grace Period, as defined in the Registration Rights Agreement);
          (iii) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to a holder of Series A Preferred Stock upon conversion of the Series A Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a “Legend Removal Failure”), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder;
          (iv) the Corporation, including through any agent, provides notice or otherwise indicates, whether in writing or orally, to any holder of Series A Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise fails or refuses to issue, shares of Common Stock to any holder of Series A Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder’s allocated portion of the Reserved Amount, for which failure the holders shall have the remedies set forth in Article VI hereof);

          (v) the Corporation or any of its subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;
          (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Corporation or any of its subsidiaries in an involuntary case, (B) appoints a Custodian of the Corporation or any of its subsidiaries or (C) orders the liquidation of the Corporation or any of its subsidiaries;
          (vii) a final judgment or judgments for the payment of money aggregating in excess of $500,000 are rendered against the Corporation or any of its subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $500,000 amount set forth above so long as the Corporation provides the holders of the Series A Preferred Stock with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Holders) to the effect that such judgment is covered by insurance or an indemnity and the Corporation will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;
          (viii) the Corporation’s certified public accountants or auditors issue any opinion, or include any qualification or exception in any review or audit letter or report, as to the Corporation’s ability to continue as a “going concern”;
          (ix) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 60 days of their initiation;
          (x) the Corporation shall deliver a Change of Control Notice to the holders of Series A Preferred Stock or a Change of Control Notice shall otherwise be required to have been delivered to holders of the Series A Preferred Stock;
          (xi) the Corporation shall:
               (a) either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $100,000 due to any third party, other than, with respect to unsecured indebtedness only, payments contested by the Corporation in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $100,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding the Corporation, which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation or any of its subsidiaries, either individually or in the aggregate; or
               (b) at any time during the period (the “Lock-up Period”) beginning on March 31, 2006 and ending on the 180th day following the date on which the Registration Statement is first declared effective by the SEC (the “Effective Date”) (provided that such Lock-up Period shall be automatically extended by one day for each day after the Effective Date that the Registration Statement is not effective), effect any Subsequent Placement (as defined in Section 4(n)(ii) of the Securities Purchase Agreement) without the prior written consent of the Required Holders, except for any Excluded Issuance or any bona fide firm commitment underwritten public offering with a nationally recognized underwriter pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), that generates net proceeds to the Corporation of at least $30,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the Securities Act and “equity lines”);
          (xii) except with respect to matters covered by subparagraphs (i) – (xi) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within 10 business days after the Corporation has been notified thereof in writing by the holder; or
          (xiii) any Event of Default (as defined in the Notes) occurs with respect to any Notes;
then, upon the occurrence of any such Redemption Event, each holder of shares of Series A Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a “Redemption Notice”) to the Corporation while such Redemption Event continues (and, in the case of a Redemption Event described in subparagraph (x), until the date that is 15 Trading Days after the later of the consummation of the Change of Control or delivery of the Change of Control Notice), to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in this Article VIII.A shall immediately constitute a Redemption Event and there shall be no cure period beyond those expressly set forth within clauses (i) through (xiii). Upon the Corporation’s receipt of any Redemption Notice hereunder (other than during the three Trading Day period following the Corporation’s delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation’s initial receipt of a Redemption Notice from a holder of Series A Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a “Redemption Announcement”) to all holders of Series A Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series A Preferred Stock covered thereby. The Corporation will issue a press release and file a Current Report on Form 8-K that each contain the information set forth in the Redemption Announcement on or before the date the Redemption Announcement is delivered to all the holders. The Corporation shall not redeem any shares of Series A Preferred Stock during the three Trading Day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three Trading Day period, each holder of Series A Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series A Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.
     B. Definition of Redemption Amount. The “Redemption Amount” with respect to a share of Series A Preferred Stock means:
(i) with respect to a redemption triggered by any Redemption Event other than a Redemption Event described in Article VIII.A(x), an amount equal to the greater of:

	(a)	V	x	M

CP

and,	(b)	V	+	Make-Whole Amount; and
(ii) with respect to a redemption triggered by a Redemption Event described in Article VIII.A(x), an amount equal to the greater of:

	(a)	V	x	CICP

CP

and,	(b)	Premium + (Face Amount x (100% + Change of Control Premium));
where, in each case:
          “V” means the Face Amount thereof plus all accrued Premium thereon through the date of payment of the Redemption Amount;
          “CICP” means the greater of the Closing Sale Price of the Common Stock immediately prior to the consummation of the Change of Control triggering the Redemption Event in Article VIII.A(x), the Closing Sale Price of the Common Stock immediately after the public announcement of such proposed Change of Control and the Closing Sale Price of the Common Stock immediately prior to the public announcement of such proposed Change of Control.
          “CP” means (i) for purposes of Article VIII.B(i), the Conversion Price in effect on the date on which the holder delivers the Redemption Notice and (ii) for purposes of Article VIII.B(ii),

the Conversion Price in effect immediately prior to the consummation of the Change of Control that is the subject of the Change of Control Notice triggering the Redemption Event; and
          “M” means the highest Closing Sale Price of the Corporation’s Common Stock during the period beginning on the date immediately preceding the occurrence of the Redemption Event and ending on the date immediately preceding the date of payment of the Redemption Amount.
     C. Redemption Defaults. The Corporation shall deliver the applicable Redemption Amount to each holder within five business days after the Corporation’s receipt of such holder’s Redemption Notice. If the holder has submitted a Redemption Notice triggered by a Redemption Event described in Article VIII.A(x), the Corporation shall deliver the applicable Redemption Amount to the holder concurrently with the consummation of the Change of Control that is the subject of the Change of Control Notice triggering such Redemption Event if such Redemption Notice is received prior to the consummation of such Change of Control and within five business days after the Corporation’s receipt of such Redemption Notice otherwise. Redemptions required by this Article VIII in connection with a Redemption Event described in Article VIII.A(x) shall have priority over payments to stockholders in connection with the Change of Control that is the subject of the Change of Control Notice triggering such Redemption Event. Notwithstanding anything to the contrary in this Certificate of Designation, until the Redemption Amount (together with any interest thereon) payable due to a Redemption Event is paid in full, the Face Amount submitted for redemption under this Article VIII (together with any interest thereon) may be converted, in whole or in part, by a holder into Common Stock, or, if the Redemption Event is of the type described in Article VIII.A(x) and the Conversion Date is after the consummation of the Change of Control that is the subject of the Change of Control Notice triggering such Redemption Event, shares of stock or equity interests of the Successor Entity or Other Entity, as applicable, substantially equivalent to the Corporation’s Common Stock pursuant to Article V hereof. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series A Preferred Stock within five business days after its receipt of a Redemption Notice, then the holder of Series A Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to 12% from such date until the date of payment of the Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Series A Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series A Preferred Stock from each holder pro rata, based on the total number of shares of Series A Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series A Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected. If the Corporation fails to pay a holder the applicable Redemption Amount within the time period required, at any time thereafter and until the Corporation pays such unpaid Redemption Amount in full, such holder shall have the option, in lieu of redemption, to require the Corporation to promptly return to the holder all or any portion of Series A Preferred Stock representing the Face Amount that was submitted for redemption and for which the applicable Redemption Amount (together with any Premium or interest thereon) has not been paid. Upon the Corporation’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Face Amount, (y) the Corporation shall immediately return the Series A Preferred Stock, or issue new Series A Preferred Stock (in accordance with terms hereof) to the holder representing such Face Amount, and (z) the Conversion Price for such shares of Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Corporation and ending on and including the date on which the Redemption Notice is voided. A holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Corporation’s obligations to make any payments of Premium or interest or other charges that have accrued prior to the date of such notice with respect to the Face Amount subject to such notice. To the extent redemptions required by this Article VIII are deemed or determined by a court of competent jurisdiction to be prepayments of the Series A Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Article VIII, until the Redemption Amount (together with any Premium and interest thereon) is paid in full, the Face Amount of the Series A Preferred Stock that was submitted for redemption (together with any Premium and interest thereon) may be converted, in whole or in part, by the holder into Common Stock pursuant to Article V hereof. The parties hereto agree that in the event of the Corporation’s failure to redeem any portion of the Series A Preferred Stock under this Article VIII, each holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such holder. Accordingly, any interest due under this Article VIII is intended by the parties to be, and shall be deemed, a reasonable estimate of the holder’s actual loss of its investment opportunity and not as a penalty.
     D. Redemption on the Maturity Date. Any and all shares of Series A Preferred Stock outstanding on the Maturity Date shall be redeemed by the Corporation in exchange for payment to the holder thereof of cash in an amount per share of Series A Preferred Stock then held by such holder equal to the sum of (1) the Face Amount plus (2) accrued and unpaid Premium thereon (the “Maturity Amount”). If the Corporation fails to pay any holder the Maturity Amount with respect to any share of Series A Preferred Stock on the Maturity Date, then such holder of Series A Preferred Stock shall be entitled to interest on the Maturity Amount at a per annum rate equal to 12% from the Maturity Date until the date of payment of the Maturity Amount hereunder.
IX. RANK
     All shares of the Series A Preferred Stock shall rank (i) prior to the Corporation’s Common Stock, Class A Common Stock, Class B Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Required Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A Preferred Stock) (collectively with the Common Stock, “Junior Securities”); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Required Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (collectively, the “Pari Passu Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Required Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
X. LIQUIDATION PREFERENCE
     A. Priority in Liquidation. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, any such decree or order shall be unstayed and in effect for a period of 30 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of Senior Securities, if any, the holders of the Series A Preferred Stock and the holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of Senior Securities, if any, the holders of the Series A Preferred Stock and the holders of Pari Passu Securities, if any, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series A Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.
     B. Definition of Liquidation Preference. The “Liquidation Preference” with respect to a share of Series A Preferred Stock means the greater of (i) an amount equal to the Face Amount thereof plus all accrued Premium thereon through the date of final distribution, and (ii) the amount that would be distributed in such Liquidation Event on the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted immediately prior to such Liquidation Event, assuming all shares of Series A Preferred Stock were so converted, without giving effect to the limitations contained in Article XV hereof. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.
XI. ADJUSTMENTS TO THE CONVERSION PRICE
     The Conversion Price shall be subject to adjustment from time to time as follows:
     A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Subscription Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.
     B. Fundamental Transactions. The Corporation shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity and, if an entity other than the Successor Entity is the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Fundamental Transaction, such other entity (the “Other Entity”), shall agree pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction that the holders of Series A Preferred Stock shall thereafter have the right to receive upon conversion of the Series A Preferred Stock, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Fundamental Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion of the Series A Preferred Stock had such Fundamental Transaction not taken place (without giving effect to the limitations contained in Article XV, but after the calculation of such number of shares, the provisions of Article XV shall continue to apply), and in any such case, with appropriate provisions such that the rights and interests of the holder of the Series A Preferred Stock and the economic value of the Series A Preferred Stock are in no way diminished by such Fundamental Transaction and that the provisions hereof (including, without limitation, in the case of any such Fundamental Transaction in which the Successor Entity or Other Entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Change of Control reflects the same relative value as compared to the value of such Successor Entity’s or Other Entity’s common stock that existed between the Conversion Price and the value of the Corporation’s Common Stock immediately prior to such Change of Control) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof; and (ii) the Successor Entity or the Other Entity, as applicable (including its Parent Entity), is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. The provisions of this Article XI.B shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Series A Preferred Stock.
     C. Distributions. If, at any time after the Subscription Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets that would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XV, but after the calculation of such number of shares, the provisions of Article XV shall continue to apply) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).
     D. Options, Convertible Securities and Purchase Rights. If, at any time after the Subscription Date, the Corporation issues or sells any Options, Convertible Securities or Purchase Rights pro rata to the record holders of the Common Stock, whether or not such Options, Convertible Securities or Purchase Rights are immediately convertible into, or exercisable or exchangeable for shares of the Corporation’s Common Stock, then the holders of Series A Preferred Stock shall be entitled, upon any conversion of shares of Series A Preferred Stock after the date of record for determining stockholders entitled to receive such Options, Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Options, Convertible Securities or Purchase Rights are issued), to receive or acquire, as applicable, upon the terms applicable to such issuance or sale, the aggregate number of Options, Convertible Securities or Purchase Rights that such holder would have received or been entitled to acquire with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XV, but after the calculation of such number of shares, the provisions of Article XV shall continue to apply) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Options, Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Options, Convertible Securities or Purchase Rights were issued). If the right to exercise or convert any such Options, Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series A Preferred Stock, then the terms of such Options, Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series A Preferred Stock receives such Options, Convertible Securities or Purchase Rights pursuant to the conversion hereof.

     E. Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Corporation issues or sells, or in accordance with this Article XI.E is deemed to have issued or sold, any shares of Common Stock (including, without limitation, the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation and the issuance of any shares of Common Stock, Options or Convertible Securities in exchange for any security such as a non-convertible note, but excluding shares of Common Stock deemed to have been issued or sold by the Corporation in connection with any Excluded Issuance) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Corporation upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. As used in this Article XI.E, “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Article XI.E(i) and Article XI.E(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Corporation or issuable upon conversion or exercise, as applicable, of the Series A Preferred Stock, the Warrants and the securities issued as part of the Other Financing (as defined in the Securities Purchase Agreement). For purposes of determining the adjusted Conversion Price under this Article XI.E, the following shall be applicable:
          (i) Issuance of Options. If the Corporation in any manner grants or sells any Options, whether or not immediately exercisable, in one transaction or in a series of related transactions, and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Article XI.E(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable (but excluding any contingent amounts) by the Corporation with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

          (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not immediately convertible, in one transaction or a series of related transactions, and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Article XI.E(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable (but excluding any contingent amounts) by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Article XI.E, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.
          (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Article XI.E(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.
          (iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options therefor will be deemed to have been issued for no consideration. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance or sale. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the consideration received therefor will be deemed to be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the Closing Bid Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and the Required Holders. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five business days after the 10th day following the Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Options outstanding as of the Subscription Date but not included in Schedule 3(n) to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in any Convertible Securities or Options included in Schedule 3(n) to the Securities Purchase Agreement as a result of the issuance by the Corporation of Series A Preferred Stock, Warrants or any securities issued as part of the Other Financing (as defined in the Securities Purchase Agreement), and the number of shares that the Corporation issues (or is obligated to issue) as a result of such issuance exceeds the amount specified in Schedule 3(n) to the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, the holder hereof may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the “Disregarded Securities”) issued or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article XI.E for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof.
          (v) Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.
     F. Other Action Affecting Conversion Price. If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article XI.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series A Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors shall in good faith determine to be equitable under the circumstances.

     G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI amounting to a more than one percent change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series A Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based and promptly make a public announcement of such adjustment or readjustment. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A Preferred Stock.
XII. VOTING RIGHTS
     The holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the “DGCL”), in this Article XII and in Article XIII below.
     Notwithstanding the above, the Corporation shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series A Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than the public announcement of such proposed transaction via press release), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.
     To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present (unless a greater vote is required under the provisions of this Certificate of Designation) or by written consent of the Required Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class. To the extent that under the DGCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations contained in Article XV.B) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated.
XIII. PROTECTION PROVISIONS
     So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Required Holders:
          (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock;
          (ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A Preferred Stock;
          (iii) create or issue any Senior Securities or Pari Passu Securities;
          (iv) issue any shares of Series A Preferred Stock or Warrants other than pursuant to the Securities Purchase Agreement;
          (v) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities, except for the Special Dividend and the Required Conversions;
          (vi) increase the par value of the Common Stock;
          (vii) except for the issuance of the Notes, borrowings under the Senior Indebtedness (as defined in the Securities Purchase Agreement) and Permitted Indebtedness (as defined in the Securities Purchase Agreement), in each case on terms identical to those described in the Securities Purchase Agreement, issue any debt securities or incur any Indebtedness (as defined in the Securities Purchase Agreement) that would have any preferences over the Series A Preferred Stock upon liquidation of the Corporation, or redeem, repurchase, prepay or otherwise acquire any outstanding Indebtedness of the Corporation, except as expressly required by the terms of such Indebtedness;
          (viii) except for licenses-in or non-exclusive licenses-out of intellectual property on an arm’s-length basis, sell or otherwise transfer any asset(s) or intellectual property, which asset(s) or intellectual property represent, individually or in the aggregate, 10% or more of the Corporation’s total assets as of the end of the fiscal year immediately preceding such sale or transfer, to any other person(s) or entity(ies) (including, without limitation, any subsidiary(ies) of the Corporation);
          (ix) enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

          (x) cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.
Notwithstanding the foregoing, no change pursuant to this Article XIII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A Preferred Stock then outstanding.
XIV. [INTENTIONALLY OMITTED]
XV. LIMITATIONS ON CERTAIN CONVERSIONS AND PAYMENT OF PREMIUMS
     The conversion of shares of Series A Preferred Stock and the payment of Premium and the Change of Control Premium, as applicable, in shares of Common Stock shall be subject to the following limitation:
     A. Intentionally Omitted.
     B. Restrictions on Conversion and Payment of Premiums in Shares of Common Stock. In no event shall a holder of shares of Series A Preferred Stock be entitled, nor shall the Corporation be required or permitted, to convert any shares of Series A Preferred Stock, exercise any Warrant for shares of Common Stock or be paid any Premium or Change of Control Premium in shares of Common Stock in excess of that number of shares upon conversion, exercise or payment, as applicable, of which the sum of (x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series A Preferred Stock or the unexercised or unconverted portion of any Warrant or other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (y) the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock, exercise of any Warrant or payment of any Premium or Change of Control Premium with respect to which the determination of this sentence is being made, would result in beneficial ownership by a holder and such holder’s affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder, except as otherwise provided in clause (x) of such sentence. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 3(d) shall be implemented in a manner otherwise than in strict conformity with the terms of this Article XV.B to correct this Article XV.B (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.
     C. Amendments, Etc. to Article XV. Notwithstanding anything in this Certificate of Designation to the contrary, the restrictions contained in this Article XV may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and each holder of Series A Preferred Stock shall approve, in writing, such alteration, amendment, deletion or change.

XVI. MISCELLANEOUS
     A. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are converted pursuant to Article V or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.
     B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A Preferred Stock.
     C. Allocation of Reserved Amount. The initial Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock issued to each such holder. Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder at the time of the increase in the Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity that does not hold any Series A Preferred Stock shall be allocated to the remaining holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holders.
     D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter for so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence that prohibits the Corporation from issuing Common Stock upon any conversion; provided, however, that before delivering such report to such holders, the Corporation shall publicly disclose via press release the substance of such report if the information contained therein could constitute material non-public information. The report shall also specify (i) the total number of shares of Series A Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series A Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A Preferred Stock before the Corporation would exceed the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the 10th day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.
     E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Premium, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof. Whenever any amount expressed to be due by the terms of this Certificate of Designation is due on any day that is not a business day, the same shall be due on the next succeeding day that is a business day. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to 12% from the date such amount was due until such amount is paid in full to the holder.
     F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series A Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder’s allocated portion of the Reserved Amount) shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series A Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such six business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A Preferred Stock with respect to such unconverted shares of Series A Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Preferred Stock.
     G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     H. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Required Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required. No consideration shall be offered or paid to any holder of shares of Series A Preferred Stock in consideration for amending or consenting to any waiver or modification of any provision of this Certificate of Designation unless the same consideration is contemporaneously offered to all holders of shares of Series A Preferred Stock on a pro rata basis.
     I. Notices. Any notices required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses for such communications are (i) if to the Corporation to Global Employment Holdings, Inc., Attention: Chief Executive Officer, 9090 Ridgeline Boulevard, Suite 205, Littleton, CO 80129, Telephone: (303) 216-9500, Facsimile: (303) 216-9533, Attention: Chief Executive Officer, with a copy to Brownstein Hyatt & Farber, P.C., Attention: Jeff Knetsch, 410 17th Street, Denver, CO 80202, Telephone: (303) 223-1160, Facsimile: (303) 223-1111, and (ii) if to any holder to the address set forth under such holder’s name on the execution page to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person. Written confirmation of receipt (A) given by the recipient of such notice, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.
     J. Disclosure. Except as otherwise expressly provided herein, upon receipt or delivery by the Corporation of any notice in accordance with the terms of the Series A Preferred Stock, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its subsidiaries, the Corporation shall within one business day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information, relating to the Corporation or its subsidiaries, the Corporation shall indicate to the holders of the Series A Preferred Stock contemporaneously with delivery of such notice, and in the absence of any such indication, the holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation or its subsidiaries.

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 31st day of March, 2006.

GLOBAL EMPLOYMENT HOLDINGS, INC.
By:	/s/ HOWARD BRILL
Howard Brill
Chief Executive Officer

EXHIBIT A
FORM OF NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the Series A Preferred Stock)
     The undersigned hereby irrevocably elects to convert                     shares of Series A Preferred Stock (the “Conversion”), represented by Stock Certificate No(s).                      (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of Global Employment Holdings, Inc. (the “Corporation”) according to the conditions of the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof) as required by the Certificate of Designation.
     Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                      ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).
     In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series A Preferred Stock which shall not have been converted.
     The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.
☐	In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:

Signature:

Name:

Address: